UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2004

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 17, 2004, BearingPoint, Inc. filed a Form 8-K regarding the appointment of Roderick C. McGeary as the Company’s Chief Executive Officer. On November 19, 2004, Mr. McGeary and the Compensation Committee of the Board of Directors of the Company agreed on his compensation program as Chairman and Chief Executive Officer of the Company (the “Executive Compensation Program”), to be effective as of November 10, 2004.

Under the Executive Compensation Program, Mr. McGeary will receive base cash compensation at an annual rate of $750,000, will be eligible for annual variable cash compensation equal to approximately 100% of his base cash compensation based on the achievement of specific performance goals, and will receive a non-qualified stock option grant to purchase up to 450,000 shares of common stock of the Company at an exercise price of $9.00 per share, the closing per share price of the Company’s common stock on the New York Stock Exchange on November 19, 2004. The options vest in three equal annual installments commencing on November 10, 2005 and are subject to accelerated vesting upon the appointment of a new Chief Executive Officer and otherwise in accordance with the terms of the Company’s standard option agreement. Mr. McGeary’s annual variable cash compensation for 2004 will be based on his achievement of management performance goals such as retention of key employees, supporting the search for a new chief executive officer, developing a fiscal year 2005 operating plan and developing compensation plans, and for 2005 will be based on his achievement of financial goals relating to earnings per share and management goals such as supporting the search for a new chief executive officer, enhancing the senior management team and implementing compensation plans.

Item 5.02

(c)(3) For a brief description of the material terms of the employment arrangement between Mr. McGeary and the Company, see Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2004	BearingPoint, Inc.

	By:	/s/ David W. Black
David W. Black Executive Vice President, General Counsel and Assistant Secretary